Exhibit 99.1

FOR IMMEDIATE RELEASE

Textechnologies Acquires we-r-you from Avacom, Creating Wireless Mobile Solutions/Social Network Powerhouse – Names Four Directors

NEW YORK, March 10, 2008; Textechnologies (Symbol: TXTG.PK) the parent company of iMAN wireless mobile solutions, today announced the filing of its 8K regarding the acquisition of the we-r-you brand, including we-r-you, we-r-you.com, we-r-you business and all other trade names and trademarks owned by Avacom (Avacom.net Public Company, Ltd.). The purchase includes all intellectual properties, patents, source codes, copyrights, trademarks, names and service marks relating to we-r-you, owned by Avacom, including global rights to exploit the brands and these properties. We-r-you is scheduled to make its U.S. debut in mid March.

A new five member board of directors was also announced by Textechnologies made up of Mr. John Maier (current member), Mr. Robert J. Wagner (current member), Mr. Stephen Van Zutphen of Avacom as a director and Chairman of the Board and Mr. James Trainor of Avacom as a director and Chief Financial Officer. Former board member Mr. Peter Maddocks has resigned from the company and will be replaced shortly.

“It’s a natural fit for a total user-experience. We now combine social networking, business & mobile into one unified platform” according to Mr. Van Zutphen, newly named Chairman of the company, “this combination allows us to take advantage of the advanced technologies of both companies; we-r-you on the social network, data and productivity platform solutions and iMAN on the wireless mobile solution side for communications, security and marketing. By combining the power of the we-r-you online experience and the ability of iMAN to produce wireless publishing and instant mobile alerts truly separates us from all others working in this space today. Whether it is for business or for pleasure, you can use it anytime, anywhere you want!”

About Textechnologies, Inc.

Textechnologies, Inc. is a publicly traded company, quoted on the Pink Sheets "Over-the-Counter" market. Textechnologies is the parent company to iMAN, Inc. and we-r-you.

About iMAN, Inc.

iMAN, Inc. is a leading mobile wireless software development company that has the most advanced suite of tools for mobile cell phone communications and publishing, capable of delivering unlimited amounts of information to your cell phone. Integrated custom mobile applications for business create incredible ROI and worker improvement -- anytime, anywhere. http://www.imanwireless.com . iMAN Wireless was designed to provide unified, real time communications and information to the mobile public, businesses and consumers to access pertinent information for their busy lifestyles using their ordinary web-enabled cell phone by sending and retrieving information from any designated database. iMAN allows businesses and individuals to create their own mobile content in 3 easy steps with its template-based applications. Unlike other technologies, iMAN allows users to access data without a downloaded application to their cell phone regardless of whether they have an every day cell phone, Blackberry, Pocket PC or a smart phone. iMAN is one application that works across all carrier networks creating interactivity of data and images between carriers.

About Avacom (Avacom.net Public Company, Ltd.) / we-r-you

Avacom Net Public Company, Ltd. is a Publicly traded company, quoted on the Cyprus Exchange. (Symbol: ANS)

Avacom is the creator of we-r-you, a next generation secure and private social networking portal converged with online photo and video albums, music library and streaming, a personal, private and secure remote hard drive (“cloud drive”), integrated SMS, IM, Email and VoIP, significant security enhancements over using the “public internet” and many more productivity tools. we-r-you is strategically positioned to monetize the consumer demand for an optimized online experience. By design we-r-you blends the most powerful features and customer retention components of a “portal” with those of the world’s leading social networking sites; we-r-you raises the bar to another level. The result is an optimized social networking site that integrates security, communication, contact management and productivity solutions on one powerful platform. we-r-you untangles the mess of using 5 separate programs to do 5 separate things. It simplifies interaction with contacts, improves productivity, increases virus protection and virtually eliminates the likelihood of losing data. It’s an environment where everything is online.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company's expectations or future events.

CONTACT:	David E. Price, Esq. for Textechnologies Inc. tel: 301-460-5818 David@Textechnologies.com

 © and TM 2008 Textechnologies, Inc. All Rights Reserved